Exhibit 10.2.1

THE FEDERAL HOME LOAN BANK OF BOSTON
THRIFT BENEFIT EQUALIZATION PLAN

Federal Home Loan Bank of Boston (the “Bank”) adopted the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan (the “Plan”), as a component of the Federal Home Loan Bank of Boston Benefit Equalization Plan, effective January 1, 1993.  The Nonqualified Deferred Compensation Program for the Directors of the Bank is merged into the Plan effective on the close of business December 31, 2006.  Except as provided below, this amendment and restatement of the Plan is effective January 1, 2007.  The Plan is intended to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004 and applicable regulations thereunder.

The Plan is established and maintained by the Bank in order to provide Eligible Executives and Directors an opportunity to defer taxation on income and to provide Eligible Executives with the benefits which would have been provided under the Pentegra Defined Contribution Plan for Financial Institutions (the “Qualified Plan”) if (a) their benefits under the Qualified Plan were not limited by certain limitations imposed by the Internal Revenue Code applicable to the Qualified Plan, and (b) “Base Salary” as defined in the Qualified Plan took into account amounts paid under the Bank’s incentive compensation plan(s), as well as elective deferrals hereunder.

The Plan is a governmental plan under Section 4(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is therefore exempt from coverage under ERISA.  The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and Bank directors, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE I
DEFINITIONS

Each word used herein not defined below that begins with a capital letter and is defined in the Qualified Plan shall have the same definition as the definition given to that word in the Qualified Plan.  Wherever used herein, the following terms shall have the meanings hereinafter set forth:

1.1           “Account” or “Deferred Compensation Account” means the separate account established under the Plan for each Participant, as described in Section 5.1.

1.2           “Administrator” means the Committee or such person or persons as may be appointed by the Committee to be responsible for those functions assigned to the Administrator under the Plan.

1.3           “Affiliate” means any entity that is a member of a “controlled group” of corporations with the Bank under Code Section 414(b) or a trade or business under common control with the Bank under Code Section 414(c).

1.4           “Bank” means the Federal Home Loan Bank of Boston.

1.5           “Base Salary” means “Salary” as defined for purposes of the Qualified Plan.

1.6           “Beneficiary” means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator.  The Beneficiary of a Participant who has not effectively designated a beneficiary shall be the Participant’s estate.

1.7           “Board of Directors” means the Board of Directors of the Bank.

1.8           “Code Limitations” means the cap on compensation taken into account by the Qualified Plan under Code Section 401(a)(17); the limitations on Section 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3); the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m); the dollar limitations on elective deferrals under Code Section 402(g); and the overall limitation on contributions imposed by Code Section 415(c), as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.9           “Committee” means the Personnel Committee of the Board of Directors, which is authorized to administer the Plan and to perform the functions described in Article VII.

1.10         “Compensation” means (a) with respect to an Executive, Base Salary and/or Incentive Compensation, as applicable; and (b) with respect to a Director, the meeting fees paid by the Bank to the Director.

1.11         “Deferral Period” means the period described in Section 3.3 of the Plan.

1.12         “Director” means a member of the Board of Directors of the Bank, other than an Employee.

1.13         “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank; or (c) has been determined to be totally disabled by the Social Security Administration.

1.14         “Effective Date” means January 1, 2007.  The Plan was initially effective January 1, 1993 and was last restated effective August 1, 2000.  Any provision of this amendment and restatement required to be effective on and after January 1, 2005 in order for the Plan to comply with Code Section 409A shall become effective as of January 1, 2005 (or such later date up to January 1, 2007 as shall be permitted under applicable Code Section 409A transition rules).

1.15         “Elective Deferral” means the amount of Compensation a Participant elects to defer pursuant to Article III of the Plan.

1.16         “Eligible Executive” or “Executive” means an employee of the Bank who is a corporate officer and who has been selected to be a Participant in the Plan by the Committee.

1.17         “Hardship” means an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse or a dependent of the Participant (as defined in Code Section 152(a)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event.  The Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency.  Such circumstances and the Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved as described in Sections 6.1.1 through 6.1.4 below.

1.18         “Incentive Compensation” means bonuses under the Bank’s Executive Incentive Plan and, if applicable, any long-term incentive compensation payable to a Participant under the Bank’s incentive compensation plan(s).

1.19         “Matching Contribution” means the amounts credited to a Participant’s Account under Article IV of the Plan with respect to Elective Deferrals.

1.20         “Participant” means (a) an Executive or former Executive who elects to participate in the Plan in accordance with the terms and conditions of the Plan or who has an Account in the Plan that has not been fully distributed; and (b) any Director who elects to participate in the Plan or who has an Account in the Plan that has not been fully distributed.

1.21         “Plan” means The Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.22         “Plan Year” means the calendar year.

1.23         “Qualified Plan” means the Pentegra Defined Contribution Plan for Financial Institutions, as from time to time amended.

1.24         “Required Withholdings” means the federal, state or local employment taxes, including applicable FICA and FUTA taxes required to be withheld under Sections 3101 and 3501, respectively, of the Code from any (a) Elective Deferrals, (b) elective deferrals on behalf of the Participant to the Qualified Plan, (c) contributions by the Participant to any welfare benefit plan maintained by the Bank, and/or (d) any other compensation not paid to the Participant in cash, and all federal, state or local income taxes attributable thereto required to be withheld from income, and any additional federal, state or local income or employment taxes attributable to such withholdings.  The Administrator shall determine Required Withholdings in its discretion.

1.25         “Scheduled Distribution” means a distribution from a Participant’s Scheduled Distribution Sub-Account in accordance with Section 6.3.

1.26         “Scheduled Distribution Sub-Accounts” or “Sub-Accounts” means the separate bookkeeping accounts established by the Administrator under Section 5.1 to record the portion(s) of a Participant’s Account subject to separate Scheduled Distribution elections.

1.27         “Termination of Service” means, with respect to an Executive, the severing of employment with the Bank and any Affiliate, voluntarily or involuntarily, for any reason.  A Participant will not be deemed to have incurred a Termination of Service while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Bank is provided either by statute or by contract.  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Service will be deemed to occur on the first date immediately following such six-month period.  With respect to a Director, the term “Termination of Service” means that the Director has ceased to be a member of the Board of Directors of the Bank, and is not an employee of the Bank or any Affiliate.  Whether an individual has incurred a Termination of Service shall be determined in accordance with the provisions of Section 409A.

1.28         “Valuation Date” means the close of business of each business day, or such other valuation date or dates established by the Administrator.

ARTICLE II
PARTICIPATION

2.1           Eligibility.  Each Executive may become a Participant upon the effective date of his or her designation as an Executive eligible for participation in the Plan by the Board of Directors or the Committee. Each Director may become a Participant upon his or her becoming a member of the Board of Directors of the Bank.

2.2           Participation in the Plan.  An Eligible Executive or Director may elect to participate in the Plan for any Plan Year by delivering to the Administrator a properly executed election at the time and in the form provided by the Administrator, pursuant to which the Eligible Executive or Director elects to defer receipt of a specified portion of the Compensation that would otherwise be payable to such Executive for the Plan Year, as described in Article III hereof.

2.3           Cessation of Participation.  An Executive shall cease to be a Participant in the Plan if (a) he or she incurs a Termination of Service for any reason, (b) he or she remains in the service of a Bank but ceases to be an Eligible Executive as described in Section 1.16 due to a change in employment status, except to the extent that the Committee determines otherwise, or (c) the Plan is terminated or otherwise amended so that the Executive ceases to be eligible for participation; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Account balance until such Account balance is distributed from the Plan.  Such cessation of participation shall be effective upon the date of the change in status described in clause (a) or (b) above, or upon the effective date of an amendment or termination of the Plan described in clause (c) above.  A Director shall cease to be a Participant in the Plan if he or she ceases to be a member of the Board of Directors for any reason; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Account balance until such Account balance is distributed from the Plan.

ARTICLE III
DEFERRAL OF COMPENSATION

3.1           Election to Defer.  A Participant may elect to defer receipt of a portion of his or her Compensation for a Plan Year by delivering a properly executed election to the Administrator within the time specified in Section 3.2.  The Participant’s election shall be in a written form acceptable to the Administrator and shall specify:

3.1.1.       the whole percentage of Salary, other than Incentive Compensation, for the Plan Year to be deferred to the Plan, which percentage may not exceed 100%; provided, however, that the Elective Deferral percentage shall be reduced to the extent necessary to provide for any Required Withholdings;

3.1.2.       the whole percentage of Incentive Compensation for the Plan Year to be deferred to the Plan, which percentage may not exceed 100%, reduced to the extent necessary to provide for any Required Withholdings;

3.1.3.       if applicable, the investment fund or funds in which the Participant’s Elective Deferrals, and Matching Contributions attributable to such Elective Deferrals, will be deemed to be invested pursuant to Section 5.2;

3.1.4.       if applicable, the specific Scheduled Distribution Sub-Account or Sub-Accounts into which all or a portion of such Elective Deferrals and Matching Contributions will be directed, as described in Section 6.3; and

3.1.5.       to the extent permitted by the Administrator under Section 6.4.1, the payment commencement date and method of distribution to apply to benefits distributable upon the Participant’s Termination of Service.

An Executive who elects not to participate in the Plan at the time he or she first becomes eligible to do so may elect to become a Participant in any subsequent Plan Year by filing an election to defer Compensation as described above within the time provided in Section 3.2, provided that he or she is then eligible to participate in the Plan.

3.2           Date for Filing Election.

3.2.1.       Except as provided below, an election to defer Compensation to be earned in a Plan Year shall be filed by the Participant with the Administrator as of a date established by the Administrator which is no later than December 31 of the Plan Year preceding the year in which such Compensation is earned.

3.2.2.       In the case of an individual first employed as an Executive or becoming a Director, or first becoming eligible for this Plan (and any similar account-based deferred compensation plan of the Bank) during a Plan Year, an election to defer Compensation earned subsequent to the initial date of employment or eligibility may be filed by such Executive or Director with the Administrator within thirty (30) days of such initial date of service or eligibility.

3.2.3.       An election to defer Incentive Compensation meeting the requirements for “performance-based” compensation under Proposed Treasury Regulation Section 1.409A-1(e) (or any successor regulation issued under Code Section 409A) shall be filed with the Administrator as of a date established by the Administrator which is at least six months prior to the end of the performance period in which such Incentive Compensation is earned.

3.3           Deferral Period.  The Deferral Period for a Participant’s Compensation earned during any Plan Year shall begin on the first day of such Plan Year, provided that the Participant has filed an election to defer Compensation prior thereto, as described in Section 3.2.1.  Notwithstanding the foregoing, in the case of an individual who is first employed as an Executive or first becomes a Director, or who first becomes eligible for participation during a Plan Year, the Deferral Period shall begin as of the first day of the payroll period (or, in the case of a Director, the first day of the month) beginning after the filing of a timely election by the Participant in such Plan Year, as described in Section 3.2.2.  In each case, such Deferral Period shall end on the last day of the Plan Year.  The Deferral Period for Incentive Compensation meeting the requirements for “performance-based” compensation under Proposed Treasury Regulation Section 1.409A-1(e) (or any successor regulation issued under Code Section 409A) Plan shall be the performance period (which shall not be shorter than a Plan Year) to which such Incentive Compensation relates.

3.4           Revocation or Change of Deferral Election.

3.4.1.       A Participant may not voluntarily revoke or amend an election to defer Compensation under Section 3.1.1 after commencement of the Deferral Period.  Such election shall automatically expire at the conclusion of the applicable Deferral Period, unless renewed within the time provided in Section 3.2.

3.4.2.       A Participant may not revoke or amend an election to defer Incentive Compensation meeting the requirements for “performance-based” compensation under Proposed Treasury Regulation Section 1.409A-1(e) (or any successor regulation issued under Code Section 409A) after the date which is six months prior to the end of the performance period in which such Incentive Compensation is earned.

3.4.3.       Notwithstanding the above, if a Participant incurs a Hardship, the Participant’s Elective Deferrals under this Plan may, upon the request of the Participant and with the consent of the Administrator, be permanently suspended for a period of six (6) months (the “suspension period”).  At the end of the suspension period, the Participant’s Elective Deferrals shall automatically resume, provided that the Participant has timely filed a deferral election under Sections 3.1 and 3.2 with respect to the Deferral Period in effect when the suspension period ends.

3.5           Vesting of Elective Deferrals.  A Participant shall be 100% vested in the balance of his or her Deferred Compensation Account attributable to Elective Deferrals at all times.

ARTICLE IV
BANK MATCHING CONTRIBUTIONS

4.1           Matching Contributions for Eligible Executive Participants.

4.1.1.       Except as provided in Section 4.1.3 below, for each Elective Deferral credited to a Participant’s Deferred Compensation Account under Section 3.1.1, such Participant’s Account shall also be credited with a Matching Contribution under this Plan equal to (a) the matching contribution, if any, that would have been credited under the terms of the Qualified Plan with respect to such amount if contributed to the Qualified Plan, determined without regard to the Code Limitations, minus (b) the maximum matching contribution available to the Participant under the terms of the Qualified Plan with respect to the period to which such Elective Deferral relates, with regard to the Code Limitations and assuming that the Participant has made the largest elective deferral to the Qualified Plan for such period (and preceding periods during the Deferral Period) for which a matching contribution is available under the Qualified Plan; provided, however, that no Matching Contribution shall be made under Sections 4.1.1 and 4.1.2 with respect to Elective Deferrals under Section 3.1.1 exceeding 3% of Base Salary.  To the extent that a Participant has not met applicable service requirements for participation in matching contributions under the terms of the Qualified Plan, clause (a) of the preceding sentence shall be applied as though the Participant is eligible for matching contributions under the Qualified Plan; and no reduction under clause (b) of the preceding sentence shall apply until the Participant is actually eligible for such matching contributions.

4.1.2.       If, for any Plan Year beginning on or after the Effective Date, a Participant (a) has contributed to the Qualified Plan the maximum amount of elective deferrals permitted under the terms of the Qualified Plan (including “catch-up” contributions, if available to the Participant and eligible for matching contributions); but (b) was credited with an amount of matching contributions under the Qualified Plan which is less than the amount set forth in Section 4.1.1(b) above, then the Participant shall be credited with an additional Matching Contribution under this Plan equal to the amount set forth in Section 4.1.1(b) above for such Plan Year minus the amount of matching contributions actually credited to the Participant under the Qualified Plan for such Plan Year.  Notwithstanding the foregoing, a Participant shall be eligible for a Matching Contribution under this Section 4.1.2 only if he or she is an Employee on the last day of the applicable Plan Year.

4.1.3.       For each Incentive Compensation Elective Deferral credited to a Participant’s Deferred Compensation Account under Section 3.1.2, such Participant’s Account shall also be credited with a Matching Contribution under this Plan equal to the matching contribution, if any, that would be credited under the Qualified Plan with respect to such amount if contributed to the Qualified Plan, determined without regard to the Code Limitations and on the basis that such Incentive Compensation is Salary under the Qualified Plan in the year payable; provided, however, that no Matching Contribution shall be made hereunder with respect to Elective Deferrals under Section 3.1.2 exceeding 3% of Incentive Compensation.

4.1.4.       No Matching Contribution shall be made with respect to a participating Director.

4.2           Vesting of Matching Deferrals.  A Participant shall be 100% vested in the balance of his or her Deferred Compensation Account attributable to Matching Deferrals at all times.

ARTICLE V
INVESTMENT OF DEFERRED COMPENSATION

5.1           Deferred Compensation Account.  The Administrator shall establish a Deferred Compensation Account on the books of the Plan for each Participant, reflecting Elective Deferrals and Matching Contributions made for the Participant’s benefit, together with any adjustments for income, gain or loss attributable thereto under Section 5.2, and any payments, distributions, transfers or forfeitures therefrom.  The opening balance of the Participant’s Deferred Compensation Account as of January 1, 2007 shall equal the balance of such Account as of the close of the preceding business day.

5.2           Time for Crediting Contributions.  Elective Deferrals to the Plan with respect to any pay period, and Matching Contributions attributable to such Elective Deferrals, shall normally be credited to the Participant’s Account within five (5) business days of the date that corresponding contributions attributable to Compensation earned in such pay period are credited under the Qualified Plan or would otherwise be paid to the Participant; provided, however, that no adjustment of earnings or losses shall be made with respect to Elective Deferrals or Matching Contributions under Section 5.3 prior to the earlier of (a) the 15th business day of the calendar month following the calendar month in which the Elective Deferral would otherwise have been paid to the Participant but for the Participant’s deferral election, or (b) the date such amounts are actually credited to the Participant’s Account on the books of the Plan; provided, however, that clause (a) shall not apply to any Matching Contribution made under Section 4.1.2 or as a result of Code Limitation testing (such as ADP testing) normally conducted on an annual basis.  The Administrator shall establish on the books of the Plan one or more Sub-Accounts in each Participant’s Deferred Compensation Account to reflect such Participant’s Scheduled Distribution elections and such additional accounts or sub-accounts as he deems necessary or advisable.

5.3           Hypothetical Investment of Accounts.  The Deferred Compensation Account of a Participant, including each Sub-Account thereof, shall be adjusted as of each Valuation Date to reflect the income, gain or loss that would accrue to such Account, if assets in the Account were invested as described in this Section 5.2.  Each Participant shall direct the hypothetical investment of the Elective Deferrals and Matching Contributions credited to the Plan on his or her behalf among such investment funds as are from time to time made available by the Committee.  A Participant may, as of any Valuation Date, change the investment allocation of future Elective Deferrals or Matching Contributions, and may elect to transfer all or a portion of the balance of his or her Account hypothetically invested in one investment fund to any other investment fund or funds then available under the Plan, by directing the Administrator in such form and at such time as the Administrator shall require.

The hypothetical investment fund options available under the Plan shall be those designated by the Committee from time to time in its discretion.  The Administrator may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan, including rules governing how credits or debits to an Account or Sub-Account shall be allocated among investment funds in the absence of a valid election.

5.4           Statement of Account.  A statement shall be sent to each Participant as to the balance of his or her Deferred Compensation Account at least once each Plan Year.  Electronic distribution (including a reminder that such statement is available electronically) will satisfy this requirement.

ARTICLE VI
PAYMENT OF DEFERRED COMPENSATION

6.1           Hardship Distributions.  A Participant may request that all or a portion of his or her vested Account balance be distributed at any time by submitting a written request to the Administrator, provided that the Participant has incurred a Hardship, and the distribution is necessary to alleviate such Hardship.  In determining whether the Hardship distribution request should be approved, the Administrator shall be entitled to rely on the Participant’s representation that the Hardship cannot be alleviated:

6.1.1.       through reimbursement or compensation by insurance or otherwise;

6.1.2.       by the Participant taking any withdrawals then available to him or her under the terms of the Qualified Plan;

6.1.3.       by reasonable liquidation of the Participant’s assets, including amounts available for withdrawal from the Qualified Plan, to the extent such liquidation would not itself cause a severe financial hardship; or

6.1.4.       by cessation of his or her elective deferrals under Section 3.4.3 of this Plan or a similar deferred compensation plan to the extent available.

6.2           Administration of Hardship Distributions.  The Administrator shall deem a distribution to be necessary to alleviate a Hardship if the distribution does not exceed the amounts necessary to satisfy the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The Account balance that is not distributed pursuant to the Hardship request shall remain in the Plan.  Distributions to alleviate a Hardship will be made as soon as administratively feasible after the Administrator has reviewed and approved the request.  An amount to be distributed for Hardship shall be debited from the

Participant’s Deferred Compensation Account not held in a Scheduled Distribution Sub-Account, or (if such amount is not sufficient) from the Sub-Account(s) having the latest scheduled distribution date.

6.3           Scheduled Distribution.  A Participant may elect to receive a Scheduled Distribution with respect to an Elective Deferral at the time he or she files the applicable deferral election under Section 3.1.  A Participant may elect in accordance with Section 3.1.4 to direct all or a portion of his or her Elective Deferrals for the Plan Year into one or more Sub-Account(s), provided that any such Sub-Account has a scheduled distribution date which is not earlier than twelve (12) months after the end of the Deferral Period to which the Elective Deferral relates.  The Administrator may establish uniform and nondiscriminatory rules and procedures governing Scheduled Distribution Sub-Accounts, including establishing limitations on the number of Sub-Accounts available to Participants for any Deferral Period or in the aggregate, and the minimum length of deferral to be provided under any newly-established Sub-Account, as the Administrator deems appropriate.

Except to the extent the Participant elects otherwise in accordance with Section 6.7, any “Post-Secondary Education Subaccounts” of the Participant as in effect under the terms of the Plan immediately prior to the Effective Date of this amendment and restatement shall be redesignated as Scheduled Distribution Sub-Accounts hereunder, having the same scheduled distribution date(s) and method of distribution.

To the extent permitted by the Administrator, such election may designate whether the elected Scheduled Distribution date shall continue to apply notwithstanding the Participant’s intervening retirement, death, Disability or Termination of Service.  Except as otherwise elected by a Participant under the preceding sentence, an election of a Scheduled Distribution shall automatically terminate upon the Participant’s retirement, death, Disability or Termination of Service, at which time the provisions of Sections 6.4, 6.5 and 6.6 shall govern distribution of the Participant’s Account.

A Participant may, with the consent of the Administrator and to the extent permitted under Code Section 409A and regulations thereunder, elect to (a) revoke a Scheduled Distribution (provided that the Participant’s Scheduled Distribution election would otherwise automatically terminate upon the Participant’s Termination of Service for any reason), in which case the balance of the applicable Sub-Account will be restored to the Participant’s Deferred Compensation Account, or (b) extend to a later date the date on which a Scheduled Distribution will occur, in which case the applicable Sub-Account will be redesignated or merged with another existing Sub-Account having the same designated distribution date.  A Participant may make an election under the preceding sentence by filing a new election prior to his or her Termination of Service at such time and in such form as the Administrator shall designate.  Any election to revoke or extend the date of a Scheduled Distribution shall not take effect until at least twelve months after the date on which it is made and must provide for a deferred distribution date not earlier than five years after the date such Scheduled Distribution was otherwise scheduled to be made and not later than the date set forth in Section 6.6.  A Scheduled Distribution may be made in a single lump sum payment or in installments over two to ten years (as described in Section 6.5.1 or 6.5.2, respectively).

6.4           Retirement, Death or Other Separation from Service.

6.4.1.       Initial Distribution Election.  A Participant who has incurred a Termination of Service, whether by reason of retirement, voluntary or involuntary termination, death or Disability (each a “Distribution Event”), shall receive distribution of his or her Account (other than a Scheduled Distribution Sub-Account subject to a later distribution date with respect to such Distribution Event under Section 6.3) in a single lump sum payment as soon as practicable following such Termination of Service.  Notwithstanding the foregoing, the Administrator may permit a Participant to elect a later payment commencement date permitted under Section 6.6, or an alternate method of distribution permitted under Section 6.5, by filing a written request with the Administrator at the time the Participant files an initial deferral election under Section 3.2.  To the extent permitted under rules established by the Administrator, such an election may separately specify different times or available methods of payment for different Distribution Events.

6.4.2.       Changes in Distribution Election.  The Administrator may permit a Participant to defer the commencement of his or her distribution to a date permitted under Section 6.6, or select an alternative method of distribution permitted under Section 6.5, after the initial deferral election by filing a written request with the Administrator.  Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Participant’s Termination of Service; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the Distribution Event without regard to such election; and (d) the Administrator approves such election.  Except as otherwise provided in Section 6.7, a Participant’s distribution election shall become irrevocable upon the Participant’s Termination of Service.

6.4.3.       Death.  If a Participant dies before distribution of his or her Account has commenced, the Participant’s benefit under the Plan shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death.

6.4.4.       Distribution Event.  Whether a Participant has incurred a Distribution Event shall be determined by the Administrator in a manner consistent with the requirements of Section 409A and regulations thereunder.

6.5           Method of Payment.

6.5.1.       Lump Sum Payment.  Distribution of a Participant’s Account pursuant to Section 6.1, 6.3 or 6.4, may be made in a cash lump sum.

6.5.2.       Installment Distribution.  A Participant requesting distribution of an Account pursuant to Section 6.4 may, with the approval of the Administrator, receive distribution in periodic payments in lieu of a lump sum.  Periodic payments shall be paid on a semi-annual basis, in January and July of each year, over a period that does not exceed twenty (20) installments (ten (10) years).  Each installment payment shall be determined by dividing the Participant’s then-current Account balance by the number of semi-annual payments remaining to be paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing the payment of installment distributions, including the maximum period over which installment distributions shall be made and the minimum amount which must be distributed each Plan Year, as the Administrator deems appropriate.

6.5.3.       Death of Participant or Beneficiary During Installment Distribution Period.  If a Participant who has elected installment payments under Section 6.5.2 dies after payments have commenced but before all amounts held in the Account have been distributed, the remaining Account balance shall be paid to the Beneficiary or Beneficiaries designated by the Participant over the then remaining installment period, or if the Participant has so elected, in a single lump sum payment as soon as practicable following the Participant’s death.  If the designated Beneficiary dies after the Participant but before all amounts held in the Account have been distributed, the then remaining balance in the Participant’s Account shall be distributed in a lump sum payment to the Beneficiary’s estate as provided in Section 6.5.1 (except to the extent that the Participant has designated one or more contingent Beneficiaries).

6.5.4.       Limit on Distribution Method.  Notwithstanding the foregoing, to the extent permitted under Section 409A, if the Participant’s aggregate Deferred Compensation Account does not exceed $10,000 at the time of his or her Termination of Employment, distribution shall be made to the Participant (or his or her Beneficiary in the case of the Participant’s death) in a single lump-sum payment.

6.6           Payment Commencement Date.   A Participant may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Participant attains age 70½, or (b) five years after the Participant’s Termination of Service, if later.

6.7           Transition Rule Election.  Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by Notice of Proposed Rulemaking REG-158080-04, a Participant may, prior to December 31, 2006 or such later date as shall be permitted by the Administrator in accordance with Code Section 409A, modify or make new elections regarding distribution of his or her Account(s) under Sections 6.3, 6.4 and 6.5, at such time and in such form as the Administrator shall designate; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2006 or cause payments to be made in 2006.

6.8           Acceleration of Payment Date.  Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Administrator, under the following circumstances:

6.8.1.       Compliance with Domestic Relations Order.  To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

6.8.2.       Conflicts of Interest.  To permit payment as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2));

6.8.3.       Payment of Employment Taxes.  To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

6.8.4.       Tax Event.  Upon a good faith, reasonable determination by the Administrator, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

6.9           Delay of Payments.  A payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible after the reason for delay no longer applies:

6.9.1.       Administrative or Financial Cause.  The Administrator reasonably determines that it is administratively impracticable to make payment by the time set forth above or that making such payment will jeopardize the solvency of the Bank;

6.9.2.       Delay in Calculation.  Calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Bank; or

6.9.3.       Payments Subject to the Deduction Limitation.  The Bank reasonably anticipates that such payment would otherwise violate Code Section 162(m).

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1           Administration by the Bank.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  The Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions of the Administrator under the terms of the Plan.  To the extent that no such person or persons are appointed, the Committee shall serve as Administrator.

7.2           General Powers of Administration.  The Committee shall have authority and discretion to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein.  The Committee may, in its discretion, delegate authority with regard to the administration of the Plan to any individual, officer or committee in accordance with Section 7.2.7 below.  Notwithstanding any other provision of the Plan, if an action or direction of any person to whom authority hereunder has been delegated conflicts with an action or direction of the Committee, then the authority of the Committee shall supersede that of the delegate with respect to such action or direction.

Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Section 7.2, the Committee or its delegate shall have the following express authorities:

7.2.1.       To construe and interpret the provisions of the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election or designation made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;

7.2.2.       To prescribe procedures to be followed by Participants, Beneficiaries or alternate payees in filing applications for benefits and any other elections, designations and forms required or permitted under the Plan;

7.2.3.       To prepare and distribute information explaining the Plan;

7.2.4.       To receive from the Bank and from Participants, Beneficiaries and alternate payees such information as shall be necessary for the proper administration of the Plan;

7.2.5.       To furnish the Bank or the Board of Directors, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

7.2.6.       To appoint or employ advisors, including legal and actuarial counsel (who may also be counsel to the Bank) to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan;

7.2.7.       To designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including this power to designate other persons to carry out a part of such designated responsibility). Any such person may be removed by the Committee at any time with or without cause;

7.2.8.       To rule on claims, and to determine the validity of domestic relations orders and comply with such orders; and

7.2.9.       All rules, actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.3           Rules of the Administrator.  The Administrator may adopt such rules as it deems necessary, desirable or appropriate. When making a determination or calculation, the Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Bank, the legal counsel of the Bank, or such other person as it deems appropriate, and shall further be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Bank with respect to the Plan.

7.4           Claims Procedure.  Any person who believes that he or she is then entitled to receive a benefit under the Plan may file a claim in writing with the Administrator.  Except to the extent the Committee adopts an alternate procedure for the review of claims, the procedures in this Section 7.4 shall apply.  The Administrator shall, within ninety (90) days of the receipt of a claim, either allow or deny the claim in writing.  A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure.  A claimant whose claim is denied (or his or her duly authorized representative) may, within sixty (60) days after receipt of denial of the claim: (1) submit a written request for review to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.  The Administrator shall notify the claimant of the decision of the Committee on review within sixty (60) days of receipt of a request.  No legal action may be commenced by a Participant or Beneficiary with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Participant’s Rights Unsecured.  The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Bank.  The Bank shall be under no obligation to establish any separate fund, purchase any annuity contract, or in any other way make any special provision or specifically earmark any funds for the payment of amounts called for under the Plan.  If the Bank chooses to establish such a fund, or purchase such an annuity contract or make any other agreement to provide for such payments, that fund, contract or arrangement shall remain part of the Bank’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, contract or arrangement.

8.2           Non-assignability.  None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, the Bank shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan.  The Bank shall have no liability to any Participant or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that the Bank applies in good faith.

8.3           Taxes.  The Administrator shall withhold all federal, state or local taxes that it reasonably believes are required to be withheld from any payments under the Plan.

8.4           Limitation of Participant’s Rights.  Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Bank, or interfere in any way with the right of the Bank to terminate the employment of a Participant at any time, with or without cause.

8.5           Receipt and Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank or the Plan, and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Bank to follow the application of such funds.

8.6           Governing Law.  The Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.7           Designation of Beneficiary.  A Participant may designate a Beneficiary by so notifying the Administrator in writing, in a form acceptable to the Administrator, at any time before the Participant’s death.  A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a beneficiary or any other person.  If no Beneficiary is designated or no designated Beneficiary survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

8.8           Successorship.  The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Participants, and the successors, assigns, designees and estates of the Participants.  The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder.  The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any such merger, consolidation, reorganization or transfer of assets.  In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

8.9           Indemnification.  No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith.  The Bank shall indemnify and hold harmless the Plan and each Committee member and each employee, officer or director of the Bank or the Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.10         Headings and Subheadings.  Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.11         Amendment and Termination.  The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors.  No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the Participant’s Deferred Compensation Account at that time.  Upon termination of the Plan, the Board of Directors may elect to (a) pay benefits hereunder as they become due as if the Plan had not terminated or (b) to extent permitted by Code Section 409A and regulations thereunder, direct that all payments remaining to be made under the Plan be made in a single lump sum to Participants (or their Beneficiaries).

8.12         Effective Date.  The effective date of this Plan shall be January 1, 2007.

IN WITNESS WHEREOF, and pursuant to adoption of this Plan Document by the Board of Directors of the Bank has caused this Plan Document to be executed this 12th day of October, 2006 by:

/s/ Ellen McLaughlin	/s/ Janelle K. Authur
Ellen McLaughlin	Janelle K. Author
Senior Vice President / General Counsel	Senior Vice President / Executive Director of Human Resources